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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                February 8, 1999

                         AutoBond Acceptance Corporation

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

                 Texas                            600-21673                           75-2487218
    (State or other jurisdiction of        (Commission File Number)          (IRS Employer Identification
            incorporation)                                                             Number)

         100 Congress Avenue,                                                           78701
             Austin, Texas                                                            (Zip Code)
         (Address of principal
          executive offices)

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               Registrant's telephone number, including area code:
                                 (512) 435-7000


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Item 5.  Other Events.

         AutoBond Acceptance Corporation ("AutoBond") is advising investors and other interested parties as to the status of its current dispute with Dynex Capital, Inc. ("Dynex"). The nature of the dispute is as follows: as a result of the liquidity crisis that gripped much of the real estate finance sector in the last four months of 1998, Dynex faced liquidity pressures and a falling stock price. In addition, Dynex failed to procure financing for its fundings of AutoBond beyond the $100 million line provided by Daiwa Finance Corporation ("Daiwa"). As a result, the terms of Dynex' comprehensive strategic alliance of AutoBond became less attractive to Dynex. Shortly after execution of the parties' various agreements, and from time to time thereafter, Dynex requested that AutoBond agree to renegotiate the terms of the transaction, including the reduction of the advance rate on funded loans from 105% to 104%, and then again down to 88% (with the 16% difference to be paid to AutoBond by December 31, 1998). AutoBond accommodated Dynex on these requests, but rejected others, including the request by Dynex on October 12, 1998 that AutoBond lend $6 million to Dynex. On December 7, 1998, the President of Dynex threatened that Dynex would assign its funding obligations to an insolvent affiliate that would then file for bankruptcy. On December 14, 1998, the President of Dynex presented this threat to AutoBond in writing, along with two other "alternatives": (a) no acquisition of AutoBond, but funding to continue through February 28, 1999, only upon certain conditions, including the ability of Dynex to obtain financing and a reduction in the advance rate; or (b) the acquisition of AutoBond, but with a material reduction from the $6 per share previously agreed pursuant to an existing stock option agreement (the "Stock Option") offered by Dynex Holding, Inc. ("Dynex Holding"), an affiliate of Dynex, for the AutoBond common stock, along with numerous other unacceptable conditions. AutoBond's management rejected these "alternatives", since none of them could be justified to its shareholders, and management believed that Dynex would ultimately choose to honor its contractual commitments. Despite Dynex' apparent liquidity pressures, AutoBond believed, that given Dynex' reported shareholders' equity, Dynex would have the ability to sell assets or take other necessary actions to generate the requisite liquidity. To be safe, AutoBond's management did request Dynex to allow AutoBond to seek alternative funding sources, but Dynex refused this request.

                  In addition to Dynex' requests to renegotiate the terms of its strategic alliance with AutoBond, throughout the latter part of 1998, Dynex was habitually slow in honoring funding requests. On December 31, 1998, Dynex, claiming inadequate cash resources, defaulted on its obligation to pay $6,573,107.44 to AutoBond for the funding accommodations mentioned above. The full amount was not received until February 2, 1999. The January funding requests were filled by Dynex either after the contractually required time period or not at all. No February funding requests have been honored. On December 31, 1998, AutoBond was informed by Dynex that it had determined to have its affiliate Dynex Holding exercise its option to acquire AutoBond and in connection therewith would visit AutoBond during January 1999 in order to perform final due diligence. The ensuing two-week due diligence review was extensive and comprehensive, included a review of loan files and servicing records, and was completed on January 21, 1999. On January 26, 1999, Dynex Holding, an affiliate of Dynex and holder of the Stock Option, filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott filing"). The Hart-Scott filing contained a description of the Stock Option and included an affidavit wherein the President of Dynex swore to the Federal Trade Commission that "[Dynex Holding] intends, in good faith, to make the acquisition referred to in the attached notice." Concurrently, the President of Dynex sent a letter


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to AutoBond stating that "[Dynex Holding] intends to acquire 5,474,500 shares of
Common Stock of AutoBond which will represent all securities of AutoBond owned by [Dynex Holding] subsequent to the acquisition." While apparently misleading AutoBond and the government by its Hart-Scott filing, Dynex requested and received an exceptions waiver from Daiwa on its credit facility supporting the AutoBond loans, prior to informing AutoBond of any breaches by AutoBond. Dynex apparently knew enough to request a waiver from Daiwa, and yet at no time informed AutoBond during this time of any problems.

                  It was not until the first week of February 1999 that Dynex' management notified AutoBond that Dynex was refusing to make additional fundings of finance contracts, based upon the purported findings of its consultants with respect to AutoBond's breach of representations regarding loan origination standards. However, a refusal to fund by Dynex is not the prescribed remedy for such breaches; rather, a repurchase provision applies, allowing a 30-day grace period for cure. AutoBond's management pleaded with Dynex throughout this week for the information necessary to analyze this assertion, but Dynex refused to provide any substantive information. Over the weekend of February 5 through 7, representatives of Dynex and AutoBond met at AutoBond's offices to review the finance contracts against the origination criteria. AutoBond determined that Dynex' January due diligence utilized a flawed "grid", reflecting criteria inconsistent with AutoBond's written guidelines. After reaching apparent agreement on the correct criteria, the Dynex team changed its mind on the following day, insisting on grading the loans against criteria that differed materially from the criteria that had been previously agreed-upon and employed by AutoBond in accordance with its written guidelines. It should be noted that actual credit performance of the loans in question is such that (a) Dynex' overcollateralization has increased through the application of available cash flow and (b) there have been no defaults in the amounts owed to Dynex under the Credit Agreement.

                  At this juncture, it became clear to AutoBond that Dynex was not really interested in objectively appraising AutoBond's performance, but in concocting reasons for refusing to fund. Having fully utilized its funding line with Daiwa, Dynex had no funding line for its future AutoBond commitments. Through March 1, 1999, Dynex has breached commitments totaling at least $30 million owed to AutoBond. On March 3, 1999, Dynex announced its intent to pay dividends on its preferred stock, thereby further hindering and delaying the payments owed to AutoBond and other Dynex creditors. Having attempted to cripple AutoBond (through termination of funding as well as litigation) and in order to pay off its line with Daiwa, Dynex apparently believes it would be easier to securitize or finance the $140 million in outstanding AutoBond paper by removing AutoBond as servicer for those finance contracts. Accordingly, on February 22, 1999, Dynex purported to terminate AutoBond as servicer based on a false allegation of a servicing termination event. On March 1, 1999, Dynex' attempt to obtain a temporary restraining order to force the relinquishment of servicing by AutoBond was defeated in the New York action referred to below.

                  On February 8, 1999, AutoBond, AutoBond Master Funding Corporation V, a wholly-owned subsidiary of AutoBond ("Master Funding"), William
O. Winsauer, the Chairman and Chief Executive Officer of AutoBond, John S. Winsauer, a Director and the Secretary of AutoBond, and Adrian Katz, the Vice-Chairman and Chief Operating Officer of AutoBond (collectively, the "Plaintiffs") commenced an action in the District Court of Travis County, Texas (250th Judicial District) against Dynex and James Dolph (collectively, the "Defendants"). This action is hereinafter referred to as the "Texas Action". AutoBond and the other Plaintiffs assert in the Texas Action that Dynex breached the terms of the Credit Agreement (the "Credit


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Agreement"), dated June 9, 1998, by and among AutoBond, Master Funding and
Dynex. Such breaches include chronic delays and shortfalls in funding the advances required under the Credit Agreement and ultimately the refusal by Dynex to fund any further advances under the Credit Agreement. Plaintiffs also allege that Dynex and Mr. Dolph conspired to misrepresent and mischaracterize AutoBond's credit underwriting criteria and its compliance with such criteria with the intention of interfering with and causing actual damage to AutoBond's business, prospective business and contracts. The Plaintiffs assert that Dynex's funding delays and ultimate breach of the Credit Agreement were intended to force the Plaintiffs to renegotiate the terms of their various agreements with Dynex and related entities. Specifically, the Plaintiffs assert that Dynex intended to force AutoBond to accept something less than Dynex's full performance of its obligations under the Credit Agreement. Further, Dynex intended to force the controlling shareholders of AutoBond to agree to sell their stock in AutoBond to Dynex or an affiliate at a share price substantially lower than the $6.00 per share price specified in the stock option agreement, dated as of June 9, 1998, by and among Messrs. William O. Winsauer, John S. Winsauer and Adrian Katz (collectively, the "Shareholders") and Dynex Holding, Inc. Plaintiffs in the Texas Action request declaratory judgement that (a) Dynex has breached and is in breach of its various agreements and contracts with the Plaintiffs, (b) Plaintiffs have not and are not in breach of their various agreements and contracts with Defendants, (c) neither AutoBond nor Master Funding has substantially or materially violated or breached any representation or warranty made to Dynex, including but not limited to the representation and warranty that all or substantially all finance contracts funded or to be funded by Dynex comply in full with, and have been acquired by AutoBond in accordance with, AutoBond's customary underwriting guidelines and procedures; and (d) Dynex is obligated to fund AutoBond in a prompt and timely manner as required by the parties' various agreements. In addition to actual, punitive and exemplary damages, the Plaintiffs also seek injunctive relief compelling Dynex to fund immediately all advances due to AutoBond under the Credit Agreement.

         On March 1, 1999, AutoBond and the other Plaintiffs filed an application in the Texas Action for a temporary injunction enjoining Dynex (a) from continuing to suspend or withhold funding pursuant to the Credit Agreement,
(b) from removing or attempting to remove AutoBond as servicer, and (c) from making any further false or defamatory public statements regarding the Plaintiffs. A hearing is scheduled for March 22, 1999 to consider this application. Dynex has yet to file any responsive pleadings in the Texas Action.

         On February 9, 1999, Dynex commenced an action against AutoBond in the United States District Court for the Eastern District of Virginia (Richmond District) (the "Virginia Action") against AutoBond seeking declaratory relief that Dynex is (a) not obligated to advance funds to Master Funding under the Credit Agreement because the conditions to funding set forth in the Credit Agreement have not been met, and (b) entitled to access to all books, records and other documents of Master Funding, including all finance contract files. Specifically, Dynex alleges that as a result of a partial inspection of certain finance contract files by Mr. Dolph and Virgil Baker & Associates in January 1999, Dynex concluded that a significant number of such contracts contained material deviations from the applicable credit criteria and procedures, an apparent breach of the Credit Agreement. Dynex also alleges that on February 8, 1999, AutoBond refused to permit Mr. Dolph and representatives from Dynex access to the books, records and finance contract files of AutoBond. Dynex concludes that as a result of such alleged breaches, it is not obligated to provide advances under the Credit Agreement. Neither AutoBond nor any of Messrs. William
O. Winsauer, John S. Winsauer or Adrian Katz has filed a responsive


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pleading to date in the Virginia Action. AutoBond intends to seek dismissal of the Virginia Action on the basis that these matters are being litigated in the previously filed Texas Action.

         On February 22, 1999, the same day that Dynex notified AutoBond of a purported servicing termination, Dynex filed another action against AutoBond in the United States District Court for the Southern District of New York (the "New York Action"), seeking damages and injunctive relief for AutoBond's alleged breaches under the servicing agreement among AutoBond, Dynex and Master Funding. AutoBond was not notified of the New York Action until March 1, 1999, when Dynex sought a temporary restraining order against AutoBond. After hearing argument from counsel for both sides, the temporary restraining order was denied. Pending the filing of pleadings in late March on Dynex' request for injunctive relief, the court requested counsel to try to arrange an agreement between the parties as to whether the New York Action should be consolidated with the prior pending actions in Virginia and Texas, as well as to attempt to establish mutually acceptable arrangements concerning inspection of the servicing records. As of this date, the parties have not reached agreement on these issues. To be clear, notwithstanding Dynex' assertion in past statements, AutoBond remains the servicer, is performing in its capacity as servicer, and has not hit any Triggering Event thresholds. Monthly servicing and underwriting procedures letters, prepared by independent accountants to specific criteria requested by Dynex, confirm this fact.

         On February 9, 1999, AutoBond issued a press release announcing that Dynex had ceased to fund AutoBond as required under the Credit Agreement. In response to the findings by Dynex and Mr. Dolph, AutoBond announced that it had provided a detailed contract-by-contract response and had ascertained that Dynex' review of the finance contracts was improper and misapplied the AutoBond guidelines. The aforementioned monthly servicing and underwriting procedures letters confirm this fact in that the criteria previously agreed upon by Dynex differs materially from the criteria employed by Dynex and Mr. Dolph in January 1999. AutoBond also cited statistics regarding credit and performance measures that demonstrated continued improvement, particularly with respect to the Dynex funded assets. AutoBond further disclosed how independent accountants had prepared monthly reports, applying procedures agreed upon by Dynex, reviewing the loan files for compliance with origination and servicing criteria. In addition, AutoBond retained the services of an outside consultant, The Capital Group, to review the finance contracts that previously had been reviewed by Virgil Baker & Associates. Based on its review, The Capital Group concluded that of the 176 finance contracts cited by Dynex as having been originated outside AutoBond's guidelines, 17 contained substantive exceptions, most of which were found to have been made in accordance with the written underwriting guidelines in that the exception cited had been signed off by management. It is not credible that Dynex was unaware and uninformed with AutoBond's contract acquisition and servicing operations during the approximately eight months that it advanced over $170 million to AutoBond. Rather, Dynex has been intimately involved with the progress of its strategic alliance with AutoBond throughout. Dynex' recent complaints about the lack of access to information are disingenuous by virtue of its bad faith inspection in January 1999 and the fact that Dynex has breached its agreement with AutoBond by refusing to fund as required. Prior to the cessation of funding by Dynex, AutoBond provided ample access to information, including (as previously mentioned) two weeks of due diligence in January 1999. In addition, Dynex continues to receive

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administrative reports from AutoBond and procedures letters from independent auditors regarding AutoBond's underwriting and servicing operations.

         Since early February, AutoBond's management has been attempting to procure alternative sources of funding and other strategic alternatives, including a change in control of AutoBond, in order to mitigate the situation with Dynex. AutoBond is currently in discussions with several investment bankers and direct sources regarding such alternatives. While management hopes that an alternative opportunity will be consummated, there can be no assurance, and accordingly, AutoBond has been forced to suspend acquisitions and dispositions of finance contracts since the end of January. As a consequence, AutoBond expects to report a loss for the first quarter of 1999 and does not expect to pay the quarterly dividend on its preferred stock otherwise payable on March 31. AutoBond also expects further pressure to be exerted on it to surrender servicing under its various securitization transactions. Furthermore, unless a comprehensive solution to the liquidity problems caused by the Dynex situation is reached, the future viability of AutoBond's business will be threatened.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

                (c)  Exhibits.   The following exhibit is filed herewith:

                     10.43 Press Release of AutoBond Acceptance Corporation, dated February 9, 1999

                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 1999

                                AutoBond Acceptance Corporation


                                By: /s/ Adrian Katz
                                    -------------------------------------
                                    Adrian Katz
                                    Vice-Chairman, Chief Operating
                                    Officer and Chief Financial Officer


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